EXHIBIT 5


                   Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
                                   Law Offices
                             2 Weizmann Street 64239
                                Tel Aviv, Israel

                                  July 12, 2010
NICE Systems Ltd.
8 Hapnina Street
P.O. Box 690
43107 Ra'anana
Israel

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of NICE Systems Ltd. (the "Company"), relating to 76,035 of the Company's Ordinary Shares, NIS 1.00 nominal value per share (the "Shares"), issuable under the e-Glue Software Technologies, Inc. 2004 Stock Option Plan (the "Plan"), which will be assumed pursuant to an Agreement and Plan of Merger dated as of June 9, 2010, by and among the Registrant and a wholly owned subsidiary of the Registrant, and e-Glue Software Technologies, Inc. (the "Agreement"), upon the closing of the transactions contemplated by the Agreement.

     We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

     In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the due constitution of the Board of Directors of the Company.

     Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the Shares have been duly and validly authorized, and when, and if, issued pursuant to the terms of the Plan were, or will be, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                Very truly yours,

                                /s/ GOLDFARB, LEVY, ERAN, MEIRI, TZAFRIR & CO.